August 27, 2013

Dear Terry Hannon,

On behalf of Adept Technology, Inc., I am pleased to offer you the position of Chief Business Development & Strategy, reporting to Rob Cain, President & Chief Executive Officer. Your bi-weekly rate will be $10,577, which when annualized is $275,000.

In your executive position, you will be eligible to participate in Adept’s 2014 Management Incentive Plan (MIP). Your target cash incentive under this plan is 50% of your base salary or $137,500 annualized upon completion of set quarterly objectives outlined by the Board of Directors. Incentives are paid quarterly upon the certification of completion by the Chief Executive Officer.

Subject to approval by the Board of Directors you will receive a total of 91,463 options for shares of stock based on the performance vesting criteria established by the Board of Directors.

If you are let go by the company for any reason other than cause and upon signing a separation agreement, the company will pay severance equal to your salary based on the following:

•	0-12 months 3 months

•	13-24 months 6 months

•	25+ months 12 months

Payment will be due in a lump sum upon termination or in regular pay periods over the prescribed period at the discretion of the company. Adept will cover COBRA expenses during the same time period.

As an executive of the company, your annualized vacation accrual will be four weeks per year and your annualized sick accrual will be two weeks per year.

Except as expressly provided in this letter agreement, you will at all times comply with and be subject to such policies and procedures as Adept Technology may establish from time to time for the company’s executive employees and the terms of the Company’s indemnification agreement for directors and executive officers.
Adept Technology and you agree that your employment with Adept can be terminated “at will” by either party at any time, with or without notice, and for any reason, with or without cause. This provision for at- will employment may not be modified by anyone on behalf of Adept Technology except pursuant to a writing signed by the Chief Executive Officer.

This offer letter is the complete statement of the terms and conditions of your employment with the Adept Technology and supersedes all prior agreements, understandings or representations between you and Adept Technology.

To indicate your acceptance of this offer, please return one original of this signed offer letter no later than 5 p.m. (PDT) on Wednesday, August 28, 2013

Terry, we believe that Adept Technology is well positioned in the flexible automation marketplace and has tremendous potential. We feel that you can continue to make a significant contribution and look forward to supporting you in your new executive role.

I have read, understand, and accept the offer of employment stated above:

/s/ Terry Hannon        ________________ ___8/27/13___________________________
Terry Hannon              Date of Signature

/s/ Rob Cain        ________________ ___8/27/13___________________________
Rob Cain                 Date of Signature
President & Chief Executive Officer